Exhibit 99.1

News Release

Amkor Technology Announces CEO Ken Joyce to Retire Next Year

CHANDLER, AZ, November 6, 2012—Amkor Technology, Inc. (NASDAQ:AMKR) today announced that Ken Joyce intends to retire as President and Chief Executive Officer and Director of the Company by the end of 2013, following more than 15 years of service to the Company. The Company’s Board of Directors has created a search committee to identify Mr. Joyce’s replacement. An executive recruiting firm has been retained to conduct an outside search and also to assist with the assessment of internal candidates.

“On behalf of the Board of Directors and the entire Company, I would like to thank Ken for his outstanding leadership and his dedicated service to Amkor,” said James J. Kim, Executive Chairman of the Board of the Company. “From smartphones and tablets to consumer electronics to networking, Amkor has successfully penetrated the right markets and the right customers under Ken’s leadership.”

“It has been a great privilege to lead this organization, filled with talented and dedicated people,” commented Mr. Joyce. “I am proud of what we have accomplished together during my tenure and I am confident that Amkor will achieve continued success for years to come. I look forward to working with the Board on the transition to new leadership.”

Mr. Joyce, 65, was appointed to the position of Chief Executive Officer and named to the Board of Directors in October 2009. Previously, Mr. Joyce served as President and Chief Operating Officer from May 2008, as Executive Vice President and Chief Operating Officer from February 2008 and as Executive Vice President and Chief Administrative Officer from November 2007. Mr. Joyce joined the Company as Vice President and Operations Controller in 1997 and served as Executive Vice President and Chief Financial Officer from July 1999 to November 2007.

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company’s filings with the Securities and Exchange Commission and on Amkor’s website: www.amkor.com.

Forward-Looking Statement Disclaimer

This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the timing of Mr. Joyce’s retirement. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements. Important risk factors that could affect the outcome of the events set forth in these statements are discussed in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.

Contacts

Amkor Technology, Inc.

Joanne Solomon

Executive Vice President and Chief Financial Officer

480-786-7878